Exhibit 99.1

VANCOUVER, BRITISH COLUMBIA--(MARKET WIRE)--May 11, 2007 -- American United Gold Corporation (the "Company") (OTC BB:AMUG.OB - News) hereby announces that it has entered into a Memorandum of Understanding with Grandmont Gold, Inc. ("Grandmont") whereby Grandmont has agreed to merge its business model and certain business generated by that business model with the Company. The company will continue to run its operations under the name of American United Gold Corp. and trade with the symbol AMUG on the Over the Counter Bulletin Board.

Further Pursuant to the Memorandum, the companies board of directors will be replaced by Grandmont Gold Inc.'s board of directors.

The Company is also pleased to announce that its Board of Directors have approved a seven for one forward stock split of its common stock to shareholders of record at the close of business on May 14th, 2007.

Grandmont Gold, Inc., a privately-held corporation, has been actively pursuing a unique "micro mining" model designed to bring dormant or near-dormant gold mines into production. The model's credibility has no doubt been enhanced over the previous months due to the sharply improved outlook for gold. The model itself relies upon the establishment of interests and positions directly in the production of gold, not on investments in gold-based shares. In addition, Grandmont Gold has accessed new technologies which are geared to extracting the maximum amount of gold from a given property in the shortest period of time.

More details on Grandmont and micro mining model can be reviewed at www.grandmontgold.com. The Memorandum of Understanding signed between the Company and Grandmont may be deemed to be a definitive agreement between the two parties once certain measures are implemented; in that case, a separate press release will be issued by the Company.

Cautionary Statement:

This press release contains certain assumptions and forward-looking statements, both of which may be proven either partially or entirely incorrect by future events. The Company takes no responsibility for any investments made or exited on the basis of the assumptions and forward-looking statements contained in this press release. In any event, those desiring to trade in the Company's shares are recommended to seek qualified and independent advice.

Contact:
     Contacts:
     American United Gold Corporation
     Dave Uppal
     President
     (604) 692-2808